Exhibit 99.1

Biostem U.S. Corporation Suspends Operations

Clearwater, Florida – July 17, 2013-Biostem U.S. Corporation (BOSM) today announced that it has suspended all operations, terminated its last full time employee, ceased recruiting medical affiliates, shut down its website and ceased all marketing efforts as a result of its financial condition.

Currently, the Company’s liabilities exceed its assets. As of May 31, 2013, the Company’s assets are $3,636 and its liabilities are $917,298. Further, its operating expenses exceed its nominal revenues. For the year ended February 28, 2013, the Company had revenues of $3,185.

At the current time, the Company has depleted its cash. It owes money to its professional advisors for services previously provided, and going forward does not expect to be able to pay the significant expenses relating to being a reporting company, including legal and accounting expenses related to the preparation and filing of its SEC reports.

The Company has not filed its Annual Report on Form 10-K for the year ended February 28, 2013 or its Quarterly Report for the quarter ended May 31, 2013, and does not believe it will be in a position to do so in the future. If the Company does not file its periodic reports with the SEC, it will affect its stockholders’ ability to access trading information about its Common Stock and the Company will not qualify for quotation on the OTCQB.

Since approximately June 11, 2013, the OTC Markets discontinued the display of quotes on www.otcmarkets.com for the Company’s stock and labeled the stock as Caveat Emptor (Buyer Beware).

The Company does not believe it is in a position to obtain additional financing at this time in an amount and on terms that would allow it to successfully pursue it business plans. The Company is not currently undertaking any capital raising efforts.

Historically, the Company has financed itself primarily through loans from its directors and equity investments from its directors and a limited number of third party investors. Current loans payable exceed $559,626. If any such loan were called, the Company currently would be unable to satisfy such loan. The Company’s directors have no obligation to continue to finance the Company. The Company’s current officers and directors have never received any compensation from the Company and have never sold any shares of the Company or otherwise financially gained from their affiliation with the Company.

As of June 17, 2013, there are 10,313,866 shares of the Company’s common stock issued and outstanding. The Company’s officers and directors currently own, collectively, a total of 75,724 shares, representing 0.7% of the total outstanding shares.

This Press Release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates, forecasts, and projections about us, our beliefs, and assumptions made by us. In addition, we may make other written or oral statements, which constitute forward-looking statements, from time to time. Words such as “may,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe the Company’s future plans, objectives or goals also are forward-looking statements. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties. The Company’s actual results may differ materially from what is expressed or forecasted in such forward-looking statements, and undue reliance should not be placed on such statements.